                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                 CROWN PACIFIC PARTNERS, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Common Units representing limited partnership interests
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         21,331,189 Common Units
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                          CROWN PACIFIC PARTNERS, L.P.
                               ------------------

                              CONSENT SOLICITATION
                            ------------------------

    Crown Pacific Management Limited Partnership, the managing general partner (the "Managing General Partner") of Crown Pacific Partners, L.P., a Delaware limited partnership (the "Partnership"), is soliciting the consent of the limited partners of the Partnership holding Common Units of record as of February 12, 1997 (the "Common Unitholders"), to a proposal to amend (the "Amendment") the Second Amended and Restated Agreement of Limited Partnership of Crown Pacific Partners, L.P. (the "Partnership Agreement"). The Amendment would increase the number of Common Units that could be issued by the Partnership during the Subordination Period, without the prior approval of the outstanding Common Units, from 9,000,000 (of which 8,970,750 have been previously issued) to 29,000,000.

    The text of the Amendment is set forth in Exhibit A hereto. Common Unitholders are urged to read the Amendment in its entirety.

    THE FORM OF CONSENT ENCLOSED HEREWITH, WHEN PROPERLY COMPLETED AND RETURNED TO THE PARTNERSHIP, WILL CONSTITUTE A VOTE IN FAVOR OF, VOTE AGAINST OR ABSTENTION WITH RESPECT TO THE ADOPTION OF THE AMENDMENT. THE PARTNERS OF THE GENERAL PARTNERS, THE MEMBERS OF THE BOARD OF CONTROL OF THE MANAGING GENERAL PARTNER AND THEIR RESPECTIVE AFFILIATES (COLLECTIVELY, THE "GENERAL PARTNER AFFILIATES") OWN APPROXIMATELY 3.2% OF THE COMMON UNITS AND HAVE UNANIMOUSLY APPROVED THE AMENDMENT. THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING COMMON UNITS NOT OWNED BY THE GENERAL PARTNER AFFILIATES IS REQUIRED FOR THE ADOPTION OF THE AMENDMENT. A COMMON UNITHOLDER'S FAILURE TO RETURN A FORM OF CONSENT WILL HAVE THE SAME EFFECT AS A NEGATIVE VOTE. THE MANAGING GENERAL PARTNER RECOMMENDS TO THE COMMON UNITHOLDERS THAT THEY VOTE IN FAVOR OF THE AMENDMENT.

    No person has been authorized by the Partnership or the Managing General Partner to give any information or make any representations in connection with the Solicitation other than those contained herein and, if given or made, such other information or representations must not be relied upon as having been authorized.

    This Consent Solicitation and the Form of Consent enclosed herewith are first being mailed on or about February 14, 1997 to the Common Unitholders of record on February 12, 1997 (the "Record Date"). The principal offices of the Partnership are located at 121 S.W. Morrison Street, Suite 1500, Portland, Oregon 97204, and its telephone number is (503) 274-2300.

    THE MANAGING GENERAL PARTNER REQUESTS THAT CONSENTS BE RETURNED TO IT IN THE ENCLOSED ENVELOPE BY MARCH 24, 1997. If the Amendment is approved, prompt notice of such action shall be given to all limited partners.

    FOR INFORMATION REGARDING THIS CONSENT SOLICITATION, PLEASE CONTACT D. F. KING & CO., INC. AT 1-800-431-9633.
                             ---------------------

          THE DATE OF THIS CONSENT SOLICITATION IS FEBRUARY 14, 1997.

                            ------------------------

                            THE CONSENT SOLICITATION

    This Consent Solicitation is being circulated to all of the Common Unitholders in support of the adoption of the Amendment. The complete text of the Amendment is attached hereto as Exhibit A.

PROCEDURES FOR CONSENT

    Pursuant to the Partnership Agreement, the Managing General Partner has fixed the close of business on February 12, 1997 as the record date for the determination of Common Unitholders entitled to give or withhold their consent to the adoption of the Amendment. Any beneficial owner of Common Units on the record date who was not then a record holder, or any person who acquires Common Units after the record date who desires to execute a Form of Consent, must either obtain a proxy from the person who was the record holder on the record date or have such person execute and deliver such Form of Consent. Adoption of the Amendment requires the affirmative vote of holders of two-thirds of the outstanding Common Units not owned by the General Partner Affiliates.

    The enclosed Form of Consent, when properly completed and returned to the Partnership, will constitute a Common Unitholder's vote of all Common Units held by it in favor of, vote against or abstention with respect to the adoption of the Amendment. IF A COMMON UNITHOLDER RETURNS A FORM OF CONSENT DULY SIGNED WITHOUT INDICATING A PREFERENCE AS TO THE ADOPTION OF THE AMENDMENT, THE COMMON UNITHOLDER WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE ADOPTION OF THE AMENDMENT. A Common Unitholder's abstention or failure to return a Form of Consent will have the same effect as a negative vote.

    Each executed Form of Consent should be sent in the enclosed pre-addressed envelope to American Stock Transfer & Trust Co. at 40 Wall Street, 46th Floor, New York, New York 10269-0436. Questions or requests for additional copies of this Consent Solicitation or the Form of Consent should be directed to D.F. King & Co., Inc. as set forth on the front cover of this document.

REVOCATION OF CONSENT

    A Common Unitholder who executes and returns a consent may revoke it at any time before the Managing General Partner's receipt of the requisite number of consents for approval of the Amendment. A Common Unitholder who desires to revoke a consent may do so by returning a Consent Form bearing a later date or by giving written notice of revocation to the Secretary of the General Partner.

CONSENTS BEING SOUGHT

    The Amendment will be approved if Common Unitholders holding two-thirds of the outstanding Common Units, excluding Common Units held by the General Partner Affiliates, vote in favor of or, by failure to indicate a preference on an executed Form of Consent, are deemed to have voted in favor of adoption of the Amendment. The General Partner Affiliates own approximately 3.2% of the Common Units and have unanimously approved the Amendment.

    If the approval of the Common Unitholders is received, the Amendment is expected to become effective immediately upon receipt of the requisite approval. Upon the effectiveness of the Amendment, the Amendment will be binding upon all Common Unitholders, regardless of whether they consented to the adoption of the Amendment.

MANNER OF SOLICITATION

    In addition to solicitation by mail, the Managing General Partner and its employees and agents may solicit consents from the Common Unitholders by personal interview, telephone, facsimile, telegram or other methods. The Partnership has engaged the services of D.F. King & Co., Inc. to assist in the solicitation of consents from Common Unitholders. All of the expenses of the Consent Solicitation, including D.F. King & Co., Inc.'s $10,000 solicitation fee plus expenses, will be paid by the Partnership.

                  PROPOSAL TO AMEND THE PARTNERSHIP AGREEMENT

GENERAL

    The Common Unitholders are being asked by the Managing General Partner to approve the Amendment to the Partnership Agreement. The Amendment would increase the number of Common Units that could be issued by the Partnership during the Subordination Period, without the prior approval of two-thirds of the outstanding Common Units, from 9,000,000 (of which 8,970,750 have been previously issued) to 29,000,000. Approval of the Amendment requires the affirmative vote of the holders of two-thirds of the outstanding Common Units, excluding for purposes of such determination Common Units owned by the General Partner Affiliates. As of the Record Date, the General Partner Affiliates had voting power with respect to 866,190 outstanding Common Units, and they intend to vote such Common Units for approval of the Amendment. Also as of the Record Date, there were 20,464,999 Common Units outstanding (excluding Common Units owned by the General Partner Affiliates); therefore, the approval of the holders of at least 13,643,333 Common Units will be necessary for approval of the Amendment. No other changes to the Partnership Agreement are being proposed by the Managing General Partner at this time.

BACKGROUND AND REASONS FOR THE AMENDMENT

    The Partnership Agreement prohibits the issuance by the Partnership during the Subordination Period of more than 9,000,000 Common Units without the prior approval ("Prior Approval") of the holders of two-thirds of the outstanding Common Units (excluding for purposes of the approval, Common Units held by the General Partner Affiliates). The Subordination Period will not end until the earlier of (i) the first day of any quarter on or after January 1, 2000 after the Partnership has, with respect to each of the three immediately preceding four-quarter periods made distributions of "Available Cash" constituting "Cash from Operations" of at least the "Second Target Distribution" on each Common Unit (including arrearages thereon) and Subordinated Unit or (ii) the date the Managing General Partner is removed as general partner upon the vote of the Limited Partners under circumstances where "Cause" does not exist.

    In August 1996, the Partnership issued 8,970,750 Common Units in an underwritten public offering. The proceeds of such offering were used primarily to reduce bank indebtedness incurred primarily to fund the Partnership's acquisition of 207,000 acres of timberland from Cavenham Forest Industries Inc. After subtracting the Common Units issued in such offering from the 9,000,000 Common Units available for issuance without Prior Approval, a balance of only 29,250 Common Units is available for issuance for other purposes without Prior Approval.

    The proposed increase in the number of Common Units available for issuance without Prior Approval has been recommended by the Managing General Partner to assure that an adequate supply of Common Units is available for general partnership needs, such as future financings, refinancings and acquisitions. The additional Common Units being authorized by the Amendment will permit the Partnership to engage in future financing activities without the delay and expense associated with the holding of a special meeting or soliciting the consent or approval of the Common Unitholders at the time such additional Common Units are needed. The availability of additional Common Units for issuance, without the need for a special meeting or consent solicitation of the Common Unitholders, will afford the Partnership greater flexibility in acting upon proposed financing or acquisition opportunities. THE PARTNERSHIP HAS NO CURRENT PLANS FOR THE ISSUANCE OF ANY OF THE ADDITIONAL COMMON UNITS TO BE AUTHORIZED. If the Amendment is approved, no further authorization by vote of Common Unitholders will be sought for any future issuances of the additional Common Units unless required by the Partnership Agreement, law or regulatory authorities. Because the Common Units are listed on the New York Stock Exchange, Common Unitholder approval will be required for certain issuances of the additional Common Units, including, generally, issuances equal to 20% or more of the outstanding Common Units, unless such Common Units are issued in a public offering. The General Partners and the Board of Control of the Managing General Partner have approved the Amendment and have directed that the same be presented to the Common Unitholders for their approval.

    THE MANAGING GENERAL PARTNER RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE PARTNERSHIP AGREEMENT.

CERTAIN CONSIDERATIONS

    Common Unitholders should note that certain disadvantages may result from the adoption of the Amendment. Depending upon the terms and conditions on which the additional Common Units are issued, such disadvantages may include reductions in their interest in the Partnership with respect to earnings per Common Unit, cash available for distribution, voting, liquidation value and book and market values per Common Unit.

    Additionally, while not having such purpose, the Amendment could have the effect of deterring a future attempt to take over the Partnership that the holders of a majority of the Common Units may deem to be in their best interest. Such event could arise if the Managing General Partner deemed it in the best interest of the Partnership to issue an option to purchase Common Units, a security convertible into Common Units or Common Units to a party supportive of the General Partner in an amount that would make it less likely that a purchaser would attempt an acquisition of Common Units by tender offer or other purchase. If a majority in voting power of the Common Unitholders desire a change in the Managing General Partner of the Partnership, and if such change were opposed by the Managing General Partner, the additional Common Units could possibly be used by the Partnership to thwart the desires of the majority.

    The additional Common Units for which authorization is sought will have characteristics identical to those of the Common Units now outstanding. Common Unitholders have no appraisal rights with respect to the Amendment, under Delaware law or the Partnership Agreement, and no such rights will be afforded to such unitholders by the Partnership. Common Unitholders do not have preemptive or other rights to subscribe for additional Common Units of the Partnership or any security convertible into Common Units.

    In July 1996, the Partnership disclosed that Mr. Peter W. Stott and Mr. Roger L. Krage had held preliminary discussions with Fremont Investors, Inc. and its affiliates ("Fremont") regarding the purchase of all of Fremont's interest in the Partnership and the General Partners. After a series of discussions, the parties were unable to agree upon mutually satisfactory terms and have suspended their discussions.

OPINION OF COUNSEL

    The Partnership has received an opinion of Andrews & Kurth L.L.P., that the Amendment (i) will not cause the Partnership or any subsidiary partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for Federal income tax purposes and (ii) will not affect the limited liability of any Limited Partner or any limited partner of any subsidiary partnership under applicable law. In the absence of such opinion, the Partnership Agreement would require approval of the Amendment by the General Partners and by the holders of at least 95% of the issued and outstanding Common Units. No separate counsel was engaged to pass upon such matters for the Limited Partners. Andrews & Kurth L.L.P. has served as special counsel to the Partnership and its affiliates in connection with its securities offerings and with respect to tax and certain other matters.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    As of the Record Date, there were 21,331,189 Common Units outstanding and entitled to vote on the Amendment. The following table sets forth the beneficial ownership of the Common Units as of December 31, 1996 held by beneficial owners of five percent or more of the Common Units, by directors and executive officers of the Managing General Partner and by all directors and executive officers of the Managing General Partner as a group. The Partnership also has "Subordinated Units," representing limited partnership interests, outstanding but the holders of such units are not entitled to vote with respect to the Amendment.

                                                                    COMMON UNITS
                                                                    BENEFICIALLY     PERCENTAGE OF COMMON
NAME OF BENEFICIAL OWNER                                               OWNED       UNITS BENEFICIALLY OWNED
-----------------------------------------------------------------  --------------  -------------------------
Peter W. Stott...................................................       222,694(a)               1.0%
Robert Jaunich II................................................         9,000                *
James A. Bondoux.................................................        --                    *
Richard B. Keller................................................       606,868                  2.8%
Christopher G. Mumford...........................................         1,576                *
Roger L. Krage...................................................       195,382(a)             *
John W. Larson...................................................        25,670                *
G. P. Hanna......................................................         1,000                *
Richard D. Snyder................................................           200                *
P. A. Leineweber.................................................           500                *
Directors and executive officers as a group (10 persons).........       672,890                  3.2%

------------------------

*   Less than 1.0%.

(a) Includes 195,000 Common Units held by SK Partners. Mr. Stott and Mr. Krage are general partners of SK Partners.

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

    The Common Units are listed and principally traded on the New York Stock Exchange ("NYSE") under the symbol "CRO." Trading price data for the Common Units, as reported by the New York Stock Exchange, and declared distribution information for 1994, 1995, 1996 and 1997 are as follows:

                                                                                                  CASH
                                                                                              DISTRIBUTION
                                                                          HIGH        LOW       PER UNIT
                                                                        ---------  ---------  ------------
December 22, 1994 through December 31, 1994...........................  $   21.63  $   21.50  $   0.055
Year ended December 31, 1995
  First quarter.......................................................  $   21.50  $   18.00  $   0.51
  Second quarter......................................................      20.00      17.00      0.51
  Third quarter.......................................................      21.13      19.38      0.51
  Fourth quarter......................................................      20.25      17.38      0.51
Year ending December 31, 1996
  First quarter.......................................................  $   20.88  $   18.13  $   0.524
  Second quarter......................................................      21.19      19.63      0.524
  Third quarter.......................................................      21.75      19.00      0.524
  Fourth quarter......................................................      22.38      20.50      0.524(a)
Year ending December 31, 1997
  First quarter (through February 10, 1997)...........................      23.50      21.38       --

------------------------

(a) The Partnership has declared the distribution for the quarter ended December 31, 1996, which is payable on February 14, 1997 to holders of Common Units and Subordinated Units of record on February 3, 1997.

    Cash distributions, if any, are expected to be paid quarterly from "Available Cash" as defined by the Partnership Agreement. In addition, the Partnership's debt agreements have certain restrictive covenants limiting cash distribution amounts.

                             AVAILABLE INFORMATION

    The Partnership is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Commission pursuant to the Exchange Act. Reports and other information filed by the Partnership are available to be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or may be obtained on the Internet at http://www.sec.gov. In addition, such reports and other information may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:

    1. The Partnership's Annual Report on Form 10-K for the year ended December 31, 1995; and

    2. The Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996 and September 30, 1996; and

    3.  The Partnership's Current Report on Form 8-K dated May 30, 1996.

    All reports and other documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the solicitation shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation. A copy of any document incorporated by reference herein (including any exhibit incorporated by reference in such document) may be obtained without charge by any person receiving this Consent Solicitation by contacting Investor Relations, Crown Pacific Partners, L.P., 121 S.W. Morrison Street, Suite 1500, Portland, Oregon 97204; telephone: 503-274-2300. Such copy will be provided promptly after receipt of such request.

                                                                       EXHIBIT A

                               FIRST AMENDMENT TO
        SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                          CROWN PACIFIC PARTNERS, L.P.

    This First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Crown Pacific Partners, L.P. (the "Amendment") is entered into
effective as of          , 1997 by and among Crown Pacific Management Limited
Partnership, a Delaware limited partnership, as the Managing General Partner, Crown Pacific, Ltd., an Oregon corporation, as the Special General Partner, the Limited Partners and the Special Limited Partners. Unless otherwise defined herein, all capitalized terms used herein shall have the meaning given to them in the Second Amended and Restated Agreement of Limited Partnership of Crown Pacific Partners, L.P. dated August 6, 1996 (the "Agreement").

                                    PREAMBLE

    Pursuant to the Agreement, the Partnership may not issue during the Subordination Period more than 9,000,000 Common Units without the prior consent of the holders of two-thirds of the outstanding Common Units. In August, 1996, the Partnership issued 8,970,750 Common Units, and thus the Partnership may only issue an additional 29,250 Common Units without the prior approval of the holders of two-thirds of the Common Units. The General Partners and the holders of two-thirds of the Common Units have approved the amendment of the Agreement to permit the issuance, during the Subordination Period, of up to 20,000,000 Common Units in addition to the 9,000,000 Common Units already authorized. Accordingly, the Agreement shall be amended as follows:

                                   AMENDMENT

    1. AMENDMENT OF SUBSECTION 4.3(C)(I). The first sentence of Subsection 4.3(c)(i) is hereby deleted in its entirety and amended to read as follows:

           (i) After the Public Offering and during the Subordination Period, the Partnership shall not issue an aggregate of more than 29,000,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units pursuant to Section 5.7(b)) or an equivalent number of other Partnership Securities having rights to distributions and allocations or in liquidation ranking on a parity with the Common Units, in either case without the prior approval of two-thirds of the Outstanding Common Units (excluding Common Units held by the General Partners and their Affiliates);

    2. NO OTHER AMENDMENT. Except as amended hereby, the Agreement shall be and remain in full force and effect.

    3. GOVERNING LAW. This Amendment and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

    IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of the date first written above.

                                          MANAGING GENERAL PARTNER:

                                          CROWN PACIFIC MANAGEMENT
                                          LIMITED PARTNERSHIP

                                          By: __________________________________
                                             Peter W. Stott, President,
                                             HS Corp. of Oregon,
                                             a general partner

                                          By: __________________________________
                                             Robert Jaunich II, President,
                                             Fremont Timber, Inc.,
                                             a general partner

                                          SPECIAL GENERAL PARTNER:
                                          CROWN PACIFIC, LTD.

                                          By: __________________________________
                                             Peter W. Stott, President

                                          LIMITED PARTNERS:

                                              All Limited Partners admitted as
                                          limited partners of the Partnership as
                                          of the Effective Date, pursuant to
                                          Powers of Attorney executed in favor
                                          of, and granted and delivered to, the
                                          Managing General Partner

                                          BY: CROWN PACIFIC MANAGEMENT
                                             LIMITED PARTNERSHIP

                                          By: __________________________________
                                                Peter W. Stott, President,
                                                HS Corp. of Oregon,
                                                a general partner

                                             By: _______________________________
                                                Robert Jaunich II, President,
                                                Fremont Timber, Inc.,
                                                a general partner

A /X/ PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

FORM OF CONSENT          CROWN PACIFIC PARTNERS, L.P.          FORM OF CONSENT
     This Consent is Solicited on Behalf of the Managing General Partner

THE MANAGING GENERAL PARTNER OF CROWN PACIFIC PARTNERS,
L.P. AND ITS AFFILIATES UNANIMOUSLY RECOMMEND A VOTE IN
FAVOR OF THE FOLLOWING PROPOSAL.

PROPOSAL                                                 FOR  AGAINST  ABSTAIN
                                                         / /    / /      / /
To approve an Amendment to the Second Amended and Restated Agreement of Limited Partnership of Crown
Pacific Partners, L.P. (the "Partnership Agreement") to permit the issuance of up to a total of 29,000,000 Common
Units during the Subordination Period without the prior approval of the Common Unitholders.

By marking the appropriate box at right, the vote of the Limited Partner identified hereon will be cast for or against or abstain with respect to the proposal to amend the Partnership Agreement. If this Form of Consent is executed but no vote is cast, a Limited Partner will be deemed to have voted in favor of the amendment to the Partnership Agreement as described in the accompanying
Consent Solicitation.

THIS CONSENT SHALL BE IRREVOCABLE ONCE IT HAS BEEN
EXECUTED AND DELIVERED TO THE PARTNERSHIP.

PLEASE COMPLETE THE ITEM SET FORTH ABOVE IN DARK INK ONLY

ANY TERM NOT DEFINED HEREIN SHALL HAVE THE MEANING SET FORTH IN THE ACCOMPANYING CONSENT SOLICITATION

SIGNATURE OF LIMITED PARTNER_____________________________DATE____________, 1997

SIGNATURE IF HELD JOINTLY _______________________________DATE____________, 1997

NOTE: Please sign exactly as name appears hereon. For joint accounts, both names should sign. For corporations or other entities, a duly authorized officer must sign and show full corporate name. When signing as an executor, administrator, attorney, trustee or guardian, please sign with full title.